Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:
Ed Lockwood
Sr. Director, Investor Relations
(408) 875-9529
ed.lockwood@kla-tencor.com

Media Relations:
Meggan Powers
Sr. Director, Corporate Communications
(408) 875-8733
meggan.powers@kla-tencor.com

KLA-TENCOR DECLARES REGULAR CASH DIVIDEND FOR SECOND QUARTER

OF FISCAL YEAR 2013 AND ANNOUNCES AN ADDITIONAL 8 MILLION SHARE REPURCHASE AUTHORIZATION

MILPITAS, Calif., November 8, 2012 (PR Newswire)-KLA-Tencor Corporation (NASDAQ: KLAC) today announced that its Board of Directors has declared a quarterly cash dividend of $0.40 per share on its common stock payable on December 3, 2012 to KLA-Tencor stockholders of record as of the close of business on November 19, 2012.

KLA-Tencor further announced that its Board of Directors has authorized the repurchase of an additional 8 million shares of the company's outstanding common stock. This 8 million share repurchase authorization is in addition to previous authorizations.

About KLA-Tencor: KLA-Tencor Corporation, a leading provider of process control and yield management solutions, partners with customers around the world to develop state-of-the-art inspection and metrology technologies. These technologies serve the semiconductor, data storage, LED, and other related nanoelectronics industries. With a portfolio of industry standard products and a team of world-class engineers and scientists, the company has created superior solutions for its customers for more than 35 years. Headquartered in Milpitas, California, KLA-Tencor has dedicated customer operations and service centers around the world. Additional information may be found at www.kla-tencor.com. (KLAC-F)

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